As filed with the Securities and Exchange Commission on January 7, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARTI TECHNOLOGIES, INC.

(Exact name of Registrant as specified in its charter)

Cayman Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Buyukdere Cd. No:237

Maslak, 34485

Sariyer/Istanbul, Türkiye

(Address of Principal Executive Offices) (Zip Code)

Marti Technologies, Inc. 2023 Incentive Award Plan, as amended

(Full Title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson

Daniel Breslin

Scott W. Westhoff

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Tel: (713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed by Marti Technologies, Inc. (the “Company”) pursuant to General Instruction E to Form S-8 to register 20,275,233 of Class A ordinary shares, par value $0.0001 per share, of the Company (“Ordinary Shares”), which may be issued under the Marti Technologies, Inc. 2023 Incentive Award Plan, as amended by the First Amendment to Marti Technologies, Inc. 2023 Incentive Award Plan (as amended, the “Plan”).

The Company previously registered an aggregate of 9,727,439 Ordinary Shares for issuance under the Plan by a registration statement on Form S-8 (File No. 333-274779) filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 29, 2023 (the “Prior Registration Statement”). On December 24, 2024, the Company’s Board of Directors approved the First Amendment to Marti Technologies, Inc. 2023 Incentive Award Plan, which, among other things, increased the number of Ordinary Shares available for issuance under the Plan from 9,727,439 to 30,002,672.

The contents of the Prior Registration Statement are incorporated by reference into this Registration Statement in accordance with General Instruction E to Form S-8 to the extent not modified or superseded by the Prior Registration Statement, by the information included herein or by any subsequently filed document that is incorporated by reference in this Registration Statement or the Prior Registration Statement.

PART I

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

Item 3. Incorporation of Documents by Reference.

Not required to be filed with this Registration Statement.

Item 4. Description of Securities.

Not required to be filed with this Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

Not required to be filed with this Registration Statement.

Item 6.  Indemnification of Directors and Officers.

Not required to be filed with this Registration Statement.

Item 7. Exemption from Registration Claimed.

Not required to be filed with this Registration Statement.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	First Amendment to Marti Technologies, Inc. 2023 Incentive Award Plan

4.2	Marti Technologies, Inc. 2023 Incentive Award Plan (incorporated by reference to Exhibit 10.1 to the Company’s S-8 Registration Statement (File No. 333-274779) filed with the SEC on September 29, 2023)

5.1	Opinion of Stuarts Humphries

23.1	Consent of KPMG Bağımsız Denetim ve SMMM AŞ.

23.2	Consent of Stuarts Humphries (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

107	Filing Fee Table

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Istanbul, Country of Türkiye, on January 7, 2025.

Marti Technologies, Inc.

By:	/s/ Oguz Alper Öktem
Name:	Oguz Alper Öktem
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Oguz Alper Öktem as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

NAME	POSITION	DATE

/s/ Oguz Alper Öktem	Chief Executive Officer and Director	January 7, 2025
Oguz Alper Öktem	(principal executive officer)

/s/ Deniz Terlemez	Interim Chief Financial Officer	January 7, 2025
Deniz Terlemez	(principal financial officer and principal accounting officer)

/s/ Cankut Durgun	President and Director	January 7, 2025
Cankut Durgun

/s/ Daniel Freifeld	Independent Director	January 7, 2025
Daniel Freifeld

/s/ Alex Spiro	Independent Director	January 7, 2025
Alex Spiro

/s/ Kerry Healey	Independent Director	January 7, 2025
Kerry Healey

/s/ Douglas Lute	Independent Director	January 7, 2025
Douglas Lute

/s/ Agah Ugur	Independent Director	January 7, 2025
Agah Ugur

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Marti Technologies, Inc. has signed this registration statement on January 7, 2025.

Cogency Global Inc.

By:	/s/ Colleen A. DeVries
Name:	Colleen A. DeVries
Title:	Sr. Vice President on behalf of Cogency Global Inc.

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